Exhibit 99.1

EVI Industries Reports Record Fourth Quarter and Fiscal Year 2022 Results

Miami, Florida – September 13, 2022 – EVI Industries, Inc. (NYSE: EVI) (“EVI” or the “Company”), a leading distributor and service provider dedicated to the commercial laundry industry, today reported record fiscal fourth quarter and record fiscal year ended June 30, 2022, operating results.

Fourth Quarter 2022 Financial Highlights

▪	Revenue increased 28% to a record $83 million
▪	Gross profit increased 36% to a record $22 million
▪	Gross margin improved 140 basis points to approximately 27%
▪	Gross margin, net of longer-term customer contracts, was 28%
▪	Operating income increased 131% from $1.1 million to a record $2.6 million
▪	Net income declined to $1.5 million from $6.8 million (net income in the fourth quarter of fiscal 2021 included a $7 million gain recognized in connection with the forgiveness of PPP loans)
▪	Adjusted EBITDA increased 58% from $2.9 million to a record $4.6 million, or 5.6% of revenue

Fiscal Year 2022 Financial Highlights

▪	Revenue increased 10% to a record $267 million
▪	Gross profit rose 23% to a record $74 million
▪	Gross margin improved 290 basis points to approximately 28%
▪	Gross margin, net of longer-term customer contracts, was also approximately 28%
▪	Operating income increased 97% from $3.2 million to $6.4 million
▪	Net income declined to $4.1 million from $8.4 million (net income in fiscal 2021 included a $7 million gain recognized in connection with the forgiveness of PPP loans)
▪	Adjusted EBITDA increased 38% from $10.3 million to a record $14.2 million, or 5.3% of revenue

Fourth Quarter and Fiscal 2022 Business and Operational Highlights

▪	Completed four acquisitions during fiscal 2022
▪	Expanded operations into new territories and increased market share in existing geographies
▪	Added new product representations and enhanced service capabilities
▪	New customer sales order contracts during the fourth fiscal quarter kept pace with the prior quarter
▪	Utilized strong balance sheet to fund acquisitions, working capital, and technology investments
▪	Continued implementation of the new enterprise resource planning system and field service technology
▪	Extended $140 million credit facility on favorable terms for an additional five years

Henry M. Nahmad, EVI’s Chairman and CEO commented: “Our performance in the fourth fiscal quarter and fiscal 2022, while challenged by the continuation of supply chain and labor constraints, reflects the commitment our employees make to providing exceptional customer service, and the benefits we derive from each successive business that joins the EVI Family and makes valuable contributions in pursuit of our long-term growth goals.”

Mr. Nahmad continued: “To date, the sustained execution of the buy component of our buy-and-build growth strategy has yielded the acquisition of twenty-three high-quality businesses for which we prudently allocated $138 million of acquisition capital. Meanwhile, the build component of our growth strategy has provided organic growth opportunities in the form of new product representations, larger distribution territories, and enhanced technical service capabilities. We are also using our growing and available resources to build a deeper management team, develop the next generation of sales professionals for our Company, build a national network of commercial laundry service technicians, and implement modern technologies, which we believe are critical to achieving our long-term financial and strategic goals. Over the last six years, these initiatives contributed to a compound annual growth rate in our revenue of 40%, a 480 basis-point increase in gross margin, and a nearly 400% increase in Adjusted EBITDA, all while maintaining a low leverage profile. Consequently, we are continuing to emerge as the dominant player in the fragmented commercial laundry distribution and service industry, and we believe that the sustained execution of our strategy will result in the continued growth and profitability of our business.”

Important Fundamentals and Growth Drivers

The essential nature of commercial laundry products and continuous demand and growth across all end customer markets of the commercial laundry industry are catalysts for a growing installed base of commercial laundry systems across North America. These systems require advanced planning, thoughtful design, knowledgeable installation, and continuous post-installation services, including the replacement of equipment, parts, and accessories and the performance of maintenance and repair services. EVI’s large and growing sales and service network represents and services a broad range of products sourced from various domestic and international suppliers to support industrial, on-premise, vended, and multi-family customers serving a wide array of end-user categories. As such, the Company believes its unique fundamentals, financial strength, market strategy, entrepreneurial culture, technology initiatives, and strong supplier relations are important competitive advantages that support the Company’s ability to grow and capture more profitable market share going forward.

Mr. Nahmad commented: “In spite of continued supply chain constraints, we believe our Company is well-positioned to fulfill strong demand for the products and services we provide due to, among other things, the advanced placement of purchase orders, improved demand planning, adequate inventory, a growing team of sales professionals and service technicians, and ample liquidity to make necessary investments in connection with our long-term growth strategy.”

Fourth Quarter of Fiscal 2022 Results of Operations

EVI reported record revenue of approximately $83 million for the quarter ended June 30, 2022, an increase of 28% over the same period of fiscal 2021. Fourth quarter revenue performance reflects the Company’s advanced placement of purchase orders in connection with confirmed customer sales order contracts and improved demand planning capabilities, resulting in an appropriate inventory level to fulfill immediate customer needs. Additionally, the increased readiness of customer locations to accept installations accelerated the speed with which the Company was able to complete the customer sales order fulfillment process. These factors combined with steady demand for the products and services the Company provides across all four commercial laundry categories and all end customer markets contributed to a record revenue quarter. EVI also reported a 36% increase in gross profit to a record $22 million, or a 140 basis-point increase in gross margin to approximately 27% (and 28% net of longer-term customer contracts). The improvement in gross margin reflects the Company’s continued focus on solution selling, sales of higher margin products, growth in installation and maintenance services, and increased product availability across EVI’s distribution network. Operating income increased 131% from $1.1 million to $2.6 million, while net income decreased $5.3 million to $1.5 million from $6.8 million. Net income in the fourth quarter of fiscal 2021 included a $7 million gain recognized in connection with the forgiveness of PPP loans during the quarter. Adjusted EBITDA in the fourth quarter of fiscal 2022 was $4.6 million, or 5.6% of revenue, compared to $2.9 million, or 4.5% of revenue in the fourth quarter of fiscal 2021.

Mr. Nahmad commented: “Record fourth quarter revenue resulted in a greater level of operating leverage across our operating business. This performance was offset in part by continued investment in our acquisition program, the recruitment and development of sales and service professionals, and modernization initiatives, which we believe are critical to achieving our long-term goals.”

Fiscal Year 2022 Results of Operations

EVI reported record revenue of $267 million for fiscal year 2022, an increase of 10% over fiscal 2021. The increase in fiscal year revenue was driven by an acceleration in the Company’s customer sales order fulfillment process primarily during the fourth fiscal quarter, as described above. As compared to fiscal 2021, gross margin rose from 25% to approximately 28%. Operating income increased nearly 97% from fiscal 2021 to fiscal 2022, while net income decreased $4.3 million to $4.1 million from $8.4 million. As described above, the net income in fiscal 2021 includes a $7 million gain recognized in connection with the forgiveness of PPP loans. Adjusted EBITDA for fiscal 2022 increased 38% from $10 million to $14 million, or 5.3% of revenue.

Acquisitions

During fiscal 2022, the Company completed four acquisitions, including the acquisition of three commercial laundry distributors and service providers (Consolidated Laundry Equipment and Central Equipment Company, which was acquired during February 2022; Laundry South Systems and Repair, which was acquired in April 2022; and Clean Designs and Clean Route, which was acquired in June 2022) and one marketing firm specializing in the commercial laundry industry (Spynr, which was acquired in May 2022). The Consolidated Laundry Equipment and Central Equipment Company acquisition increases EVI’s market share in the southeast, the Clean Designs and Clean Route acquisition further strengthens EVI’s leading market share position in the West region of the United States and adds a fast growing multifamily route operation, and the Laundry South Systems and Repair acquisition expands the Company’s sales and service operations into the state of Mississippi and eastern Louisiana. In each case, EVI added experienced sales professionals with a consistent track record of growth across an established customer base and a team of knowledgeable service technicians with a longstanding reputation for providing reliable services. Through Spynr, the Company is able to provide owners of commercial laundry businesses a variety of marketing services designed to effectively capture customer demand and improve the return on their invested capital.

In addition to the four acquisitions completed during fiscal 2022, following the fiscal year end, EVI completed the acquisitions of K&B Laundry Service, a North Carolina based provider of installation and maintenance services to the industrial and on-premise laundry segments, and Aldrich Clean-Tech Equipment, a Massachusetts based distributor of commercial laundry products and a provider of related installation and maintenance services. The financial condition and results of operations of K&B Laundry Service and Aldrich Clean-Tech Equipment will be included within the Company’s consolidated financial statements beginning in the quarter ending September 30, 2022.

Mr. Nahmad commented: “We believe that each acquisition is integral to achieving our long-term growth goal to build North America’s largest value-added distributor of commercial laundry and related products and the most dynamic network of commercial laundry technicians through which we may best support commercial laundry customers. Our Company is excited about the benefits we will derive from the addition of these high-quality businesses. Looking forward, we expect to remain very active in our pursuit of businesses that we believe will benefit our Company and help us achieve our goals.”

Technology Investments

Throughout fiscal 2022, EVI continued to make significant investments in the deployment of its advanced operating technologies. In connection with this initiative, the Company deployed its enterprise resource planning system and its field service platform to additional business units. The new enterprise resource planning system provides previously unavailable analytics that management now uses to make decisions aimed to fine tune continuing operations with greater speed and accuracy. The field service platform is designed to improve the efficiency of service operations in pursuit of a superior level of customer service. The Company is making steady progress in deploying these technologies across applicable business units and expects productivity gains through continued deployments.

Mr. Nahmad commented: “The technological transformation of our Company is a significant undertaking that requires thoughtful and precise execution. These technologies are the foundation of a broader technology strategy, that we believe will facilitate market share growth, new customer acquisitions, margin expansion, and superior customer service. Our technology team is dedicated to this long-term initiative, and we are confident in the long-term benefits of these technology investments.”

Financial Strength and Ample Liquidity

The Company’s balance sheet remains strong. Net debt at the end of fiscal 2022 was approximately $24 million compared to approximately $6 million at the end of fiscal 2021. The increase in net debt largely reflects $12 million of net cash deployed in connection with the Company’s four acquisitions during fiscal 2022 and a $15 million increase in working capital, which aligns with the Company’s inventory demand planning strategy amid the continuation of supply chain constraints.

Mr. Nahmad commented: “Our prudent capital allocation strategy combined with solid and continuously improving operating performance provides for a strong financial position, which we believe serves as a significant competitive advantage during these times. Given our financial position and ample access to low-cost of capital, we executed on attractive buy opportunities, made low-risk yet necessary working capital investments, and continued to thoughtfully execute on building a more modern and efficient business.”

Earnings Conference Call and Additional Information

The Company has provided a pre-recorded earnings conference call, including a business update, which can be accessed in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo.

For additional information regarding the Company’s results for the fourth quarter and fiscal year ended June 30, 2022, see the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and the impact they may have on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis; risks relating to inflation, including the current inflationary trend, and the impact of inflation on the Company’s costs and its ability to increase the price of its products and services to offset such costs, and on the market for the Company’s products and services; risks related to labor shortages and increases in the costs of labor, and the impact thereof on the Company, including its ability to deliver or service products or otherwise meet customers’ expectations; risks relating to the COVID-19 pandemic and the impact thereof on the Company and its business, financial condition, liquidity and results and on the Company’s suppliers and customers, including risks related to potential audits of the loans received by the Company and certain of its subsidiaries under the Payroll Protection Program notwithstanding the previous forgiveness of the loans, and risks associated with vaccine mandates, including the potential loss of employees, fines for noncompliance and loss of, or future inability to secure, certain contracts, including with the federal government; risks associated with international relations and international hostilities, including actions of foreign governments and the impact thereof on economic conditions, including supply chain constraints and inflationary trends; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s ”buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions, risks related to the business, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, and risks related to the accounting for acquisitions; to the extent applicable, risks relating to the Company’s ability to enter into and compete effectively in new industries, as well as risks and trends related to those industries; risks related to organic growth initiatives, including that they may not result in the benefits anticipated; risks that investments in acquired businesses and modernization and optimization initiatives, including the Company’s implementation of its enterprise resource planning system and field service platform as well as other aspects of the Company’s technology strategy, may not result in efficiency improvements, productivity gains, customer service benefits, market share growth, new customer acquisitions, margin expansion or other benefits anticipated and may result in disruptions to the Company’s operations, and expenses in connection with these investments, initiatives and strategy may be more costly than anticipated; technology changes; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; the availability and cost of inventory purchased by the Company, and the risk that the sales of inventory subject to purchase orders in the Company’s backlog may not be completed as or when expected, or at all; risks relating to the recognition of revenue, including the amount and timing thereof (including potential delays resulting from delays in installation or in receiving required supplies); and other economic, competitive, governmental, technological and other risks and factors discussed elsewhere in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	06/30/22	06/30/21	06/30/22	06/30/21

Revenues	$267,316	$242,005	$82,831	$64,549
Cost of Sales	193,609	182,165	60,632	48,176
Gross Profit	73,707	59,840	22,199	16,373
SG&A	67,318	56,594	19,638	15,264
Operating Income	6,389	3,246	2,561	1,109
Debt Forgiveness	—	6,963	—	6,963
Interest and Other (Expense), net	(679)	(321)	(289)	(199)
Income before Income Taxes	5,710	9,888	2,272	7,873
Provision for Income Taxes	1,615	1,504	764	1,093
Net Income	$4,095	$8,384	$1,508	$6,780

Net Income per Share
Basic	$0.30	$0.63	$0.11	$0.50
Diluted	$0.29	$0.61	$0.11	$0.49

Weighted Average Shares Outstanding
Basic	12,367	12,142	12,505	12,264
Diluted	12,650	12,578	12,513	12,677

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	06/30/22	06/30/21
Assets
Current assets
Cash	$3,974	$6,057
Accounts receivable, net	43,014	28,904
Inventories, net	49,359	25,129
Vendor deposits	1,728	367
Contract assets	1,519	347
Other current assets	6,018	4,419
Total current assets	105,612	65,223
Equipment and improvements, net	13,033	10,594
Operating lease assets	7,480	7,060
Intangible assets, net	26,234	23,677
Goodwill	71,039	63,881
Other assets	7,370	7,415
Total assets	$230,768	$177,850

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$42,026	$26,227
Accrued employee expenses	8,508	7,528
Customer deposits	21,288	10,344
Contract liabilities	507	3,232
Current portion of operating lease liabilities	2,518	2,131
Total current liabilities	74,847	49,462
Deferred tax liabilities, net	4,666	4,208
Long-term operating lease liabilities	5,736	5,567
Long-term debt, net	27,840	11,873
Total liabilities	113,089	71,110

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	316	310
Additional paid-in capital	97,544	90,501
Retained earnings	22,889	18,794
Treasury stock	(3,070)	(2,865)
Total shareholders' equity	117,679	106,740
Total liabilities and shareholders' equity	$230,768	$177,850

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	06/30/22	06/30/21
Operating activities:
Net income	$4,095	$8,384
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	5,209	4,596
Amortization of debt discount	133	55
Provision for bad debt expense	446	326
Non-cash lease expense	136	55
Stock compensation	2,598	2,437
Inventory reserve	(105)	116
(Benefit) provision for deferred income taxes	(164)	1,593
Debt forgiveness	—	(6,963)
Other	(24)	(230)
(Increase) decrease in operating assets:
Accounts receivable	(12,139)	(4,481)
Inventories	(20,396)	665
Vendor deposits	(1,191)	909
Contract assets	(1,172)	3,096
Other assets	(433)	(2,191)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	13,265	(798)
Accrued employee expenses	814	2,200
Customer deposits	9,755	1,251
Contract liabilities	(2,725)	2,674
Net cash (used) provided by operating activities	(1,898)	13,694

Investing activities:
Capital expenditures	(3,981)	(2,824)
Cash paid for acquisitions, net of cash acquired	(11,953)	(4,818)
Net cash used by investing activities	(15,934)	(7,642)

Financing activities:
Proceeds from borrowings	65,000	53,500
Debt repayments	(49,000)	(62,500)
Payment of debt issuance costs	(166)	—
Repurchases of common stock in satisfaction of employee tax withholding obligations	(205)	(853)
Issuances of common stock under employee stock purchase plan	120	69
Net cash provided (used) by financing activities	15,749	(9,784)
Net decrease in cash and cash equivalents	(2,083)	(3,732)
Cash and cash equivalents at beginning of period	6,057	9,789
Cash and cash equivalents at end of period	$3,974	$6,057

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	06/30/22	06/30/21
Supplemental disclosures of cash flow information:
Cash paid for interest	$494	$511
Cash paid for income taxes	$430	$505

Supplemental disclosures of non-cash financing activities:
Common stock issued for acquisitions	$4,331	$8,877
Forgiveness of PPP Loans	$—	$6,963
Forgiveness of PPP Loan in connection with the YES acquisition	$—	$916

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	06/30/22	06/30/21	06/30/22	06/30/21

Net Income	$4,095	$8,384	$1,508	$6,780
Provision for Income Taxes	1,615	1,504	764	1,093
Interest and Other Expense (Income)	679	321	289	199
Depreciation and Amortization	5,209	4,596	1,414	1,208
Amortization of Share-based Compensation	2,598	2,437	651	603
Debt forgiveness	—	(6,963)	—	(6,963)
Adjusted EBITDA	$14,196	$10,279	$4,626	$2,920

EVI Industries, Inc.

Henry M. Nahmad

Chairman and CEO

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

(305) 402-9300

Investor Relations

Michael Callahan

(203) 682-8311

info@evi-ind.com